Exhibit 99.1

Waddell & Reed Disputes Action by Missouri Securities Division

Overland Park, Kan., March 28, 2005 – Waddell & Reed Financial, Inc. today issued the following statement:

One of the company’s broker/dealer subsidiaries, Waddell & Reed, Inc., is working vigorously to vacate an order issued today by the Missouri Securities Division, which suspends the securities activity of Waddell & Reed, Inc. until a hearing scheduled for April 7, 2005.

We are extremely disappointed that the Missouri Securities Division has chosen to take the extraordinary action of foreclosing our opportunity to serve clients in the state. The order, which questions approximately 350 transactions, disrupts the interests of tens of thousands of Missouri clients and the more than 450 Waddell & Reed advisors registered in the state to whom they turn for ongoing counsel and guidance. Above and beyond the effect on Waddell & Reed, which is substantial, is our profound concern that the division would take action detrimental to our clients by eliminating their freedom to interact with their personal financial advisors and manage their personal finances.

This action is especially disheartening given the fact that we cooperated fully with the division’s requests for information in 2004 related to these transactions (all of which took place before August 2002), and never again heard from the division before it took this drastic action.  We are aware of no precedent for a state taking such action without discussions with a company, especially when in this case there is no allegation of ongoing damage warranting this summary action without a hearing.

The same issues raised by the Missouri Securities Division in its order already are scheduled to be reviewed thoroughly at an NASD hearing in just over one month. We welcome the opportunity to present evidence demonstrating the benefits achieved by the clients as a result of the transactions identified by the division, an opportunity we have not been afforded to date by the division. We are continuing to work with the staff of the division to reach a fair and reasonable resolution.

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